Exhibit 10.44

CHANGE OF CONTROL SEVERANCE AGREEMENT

CHANGE OF CONTROL SEVERANCE AGREEMENT (“Agreement”), dated as of                                  (the “Effective Date”) by and between AMIS Holdings, Inc., a Delaware corporation (the “Company”), and                                  (“Executive”).

WHEREAS, the Company employs the Executive as its                                         , and

WHEREAS the Company and the Executive wish to enter into an agreement specifying the benefits the Executive will receive in certain circumstances relating to a Change of Control;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

TERM AND NATURE OF AGREEMENT

Section 1.01 Term. This Agreement shall commence on January 1, 2008 and expire on June 30, 2008(the “Term”).

Section 1.02 Employment. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

ARTICLE 2

CHANGE OF CONTROL BENEFITS

Section 2.01 Certain Events. (a) A “Qualifying Event” means the Involuntary Termination of Executive’s Employment other than (x) for Cause, or (y) by reason of Executive’s death or Disability. The Executive shall be entitled to the following upon a Qualifying Event that occurs at any time within ninety days prior to or two years after a Change of Control (a “Change of Control Severance”):

(i)	The Company shall pay Executive a lump sum, in cash, equal to Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the date of the Termination of the Executive’s employment with the Company (the “Termination Date”), including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of Termination (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the Termination Date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”);

(ii)	Provided that the Executive executes a release of claims in a form reasonably acceptable to the Company (and does not revoke such release during the revocation period set forth therein), within the period to permit payment pursuant to clause (b) below, the Company shall pay Executive a cash payment in an amount equal to the sum of (A) nine-twelfths (9/12) of the Executive’s annual base salary in effect immediately prior to such Qualifying Event, (B) nine-twelfths (9/12) of the Executive’s Target Bonus Opportunity for the year in which the Qualifying Event occurs, and (C) an amount equal to the cost to the Executive to purchase COBRA benefits for the eighteen month period after the Termination Date (collectively the “Change of Control Severance Benefits”);

(iii)	Provided that the Executive executes a release of claims in a form reasonably acceptable to the Company (and does not revoke such release during the revocation period set forth therein), within the period to permit payment pursuant to clause (b) below, fifty percent (50%) of all of the Executive’s unvested Options as of the Termination Date shall become one hundred percent (100%) vested on such date.

(b) Time of Payment.

(i)	Any Accrued Compensation and Expenses to which the Executive is entitled under Section 2.01(a)(i) shall be paid to the Executive in cash as soon as administratively practicable after the Termination Date, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the Termination Date occurs. Any Accrued Benefits to which the Executive is entitled under Section 2.01(a)(i) shall be paid to the Executive as provided in the relevant plans and arrangements;

(ii)	Any Change of Control Severance Benefits to which the Executive becomes entitled under Section 2.01(a)(ii) shall be paid to the Executive in cash as soon as administratively practicable after the later of the Termination Date and the date on which the release referred to in Section 2.01(a)(ii) becomes effective, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the Termination Date occurs;

(iii)	Any Options that become vested pursuant to Section 2.01(a)(iii) shall be settled promptly after the latest to occur of the Termination Date, the effective date of the release referred to in Section 2.01(iii) and exercise and, in any event, to the extent they would otherwise be subject to Section 409A, no later than two and one-half months (2-1/2) months after the end of the taxable year of the Executive in which the Termination Date occurs.

Section 2.02 Change of Control Project Bonus. In the event of a Change of Control, provided that the Executive remains in the Company’s employ as of the day prior to effective date of the Change of Control, the Company will pay the Executive a cash payment in an amount equal to three-twelfths (3/12) of the Executive’s annual base salary in effect immediately prior to the Change of Control. This amount will be paid promptly after the Change of Control and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the Change of Control occurs.

Section 2.03 Resignation of Corporate Offices; Reasonable Assistance. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of Termination of employment. Executive further agrees that, if requested by the Company or the surviving company following a Change of Control, Executive will continue his employment with the Company or the surviving company for a period of up to thirty days following the Change of Control in any capacity requested, consistent with Executive’s area of expertise, provided that the Executive receives the same salary and substantially the same benefits as in effect prior to the Change of Control.

ARTICLE 3

ASSIGNMENT

Section 3.01 Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become subject to a Disability while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable.

ARTICLE 4

MISCELLANEOUS

Section 4.01 Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:

AMIS Holdings, Inc.
2300 Buckskin Road
Pocatello, Idaho 83201
Fax:	208-234-6841
Attn:	Chief Executive Officer

With a copy to:

AMIS Holdings, Inc.
2300 Buckskin Road
Pocatello, Idaho 83201
Fax:	208-234-6935
Attn:	Chairman of the Compensation Committee of the Board of Directors

if to Executive, to Executive’s last known address as reflected on the books and records of the Company; or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 4.02 Dispute Resolution. (a) Each of Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location in Delaware, in accordance with the rules of the American Arbitration Association then in effect. A party’s election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the other party. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b) Each party shall pay its own expenses of such arbitration or litigation and all common expenses of such arbitration or litigation shall be borne equally by Executive and the Company. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

Section 4.03 Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

Section 4.04 Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Change of Control Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices. Vested benefits or other amounts which Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan), at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

Section 4.05 Employment Status. Nothing herein contained shall interfere with the Company’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation to provide Change of Control Severance Benefits, if any. Executive shall also have the right to terminate Executive’s employment with the Company at any time without liability, subject only to the provisions hereof and Executive’s obligations hereunder.

Section 4.06 Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another employer.

Section 4.07 Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to Executive’s severance rights in a Change of Control situation, and supersedes all prior and contemporaneous discussions, negotiations, and agreements concerning such rights, provided, however, that any amounts payable to Executive hereunder shall be reduced by any amounts paid to Executive as required by any applicable federal, state or local law in connection with any Termination of Executive’s employment.

Section 4.08 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 4.09 Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof

Section 4.10 Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 4.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

Section 4.12 Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

Section 4.13 Code Section 409A. This Agreement (and the payments hereunder) are intended to qualify for the short-term deferral exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intentions and to avoid the pre-distribution inclusion in income of amounts payable under this Agreement and the imposition of any additional tax or interest with respect thereto. Without limiting the generality of the foregoing, if Executive is a “specified employee” within the meaning of Section 409A on the Termination Date, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Termination Date shall instead be paid on the first business day after the date that is six months following the Termination Date.

ARTICLE 5

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Accrued Benefits” has the meaning accorded such term in Section 2.01(a)(i).

“Accrued Compensation and Expenses” has the meaning accorded such term in Section 2.01(a)(i).

“Agreement” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Board” means, the board of directors of the Company.

“Cause” means the occurrence of any one or more of the following:

(a) Executive’s willful and continued failure substantially to perform the duties of Executive’s position as then in effect (other than as a result of incapacity due to physical or mental illness) which failure is not remedied within fifteen business days of written notice from the Company;

(b) Executive’s gross negligence or willful malfeasance in the performance of Executive’s duties hereunder as then in effect;

(c) Executive’s breach of any nondisclosure or employment agreements with the Company; or

(d) Executive’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony.

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith and without reasonable belief that such action or failure to act was in the best interests of the Company.

“Change of Control” means:

(a) a sale of all or substantially all of the assets of the Company to an unrelated third party or third parties ;

(b) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of the Board has changed;

(c) a reverse merger in which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of the Board has changed;

(d) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of the Board; or

(e) at least fifty percent (50%) of the members of the Board are not Continuing Directors.

“Change of Control Severance” has the meaning accorded such term in Section 2.01(a) of this Agreement.

“Change of Control Severance Benefits” has the meaning accorded such term in Section 2.01(a)(ii) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Continuing Director” means any member of the Board who was a member of the Board on the Effective Date or was nominated or elected to the Board with the approval of a majority of the continuing directors who were members of the Board at the time of such nomination or election.

“Disability” means Long-Term Disability, as such term is defined in the Disability Plan.

“Disability Plan” means the long-term disability plan (or any successor disability and/or survivorship plan adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plan).

“Effective Date” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Good Reason” means

(a) a material reduction by the Company or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally:

(b) The Company or the surviving company requires Executive to be based more than fifty (50) miles from where Executive’s office is located immediately prior to the Change of Control except for required travel on Company or surviving company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

(c) A material reduction in the Executive’s authority, duties or responsibilities after the Change of Control when compared to Executive’s authority, duties and responsibilities prior to the Change of Control; provided, that Good Reason shall not exist if Executive continues to have substantially the same or a greater general level of authority, duties and responsibilities with respect to the former operations of the Company after the Change of Control as Executive had prior to the Change of Control even if such operations are for a Subsidiary or division of the surviving company.

Notwithstanding the foregoing, an Executive’s Termination will not be for Good Reason unless the Executive (i) notifies the Company in writing of the existence of the condition which the Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) gives the Company at least thirty (30) days following the date on which the Company receives such notice (and prior to Termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such thirty (30) day period, actually terminates employment within thirty (30) days after the expiration of such thirty (30) day period (and before the Company remedies such condition). If the Company remedies such condition within such thirty (30) day period (or at any time prior to the Executive’s actual Termination), then any Termination by the Executive on account of such condition will not be for Good Reason.

“Involuntary Termination of the Executive’s Employment” means that the Executive’s employment was terminated a) by the Company or b) by the Executive for Good Reason.

“Options” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, or stock appreciation rights.

“Person” means an individual, corporation, partnership, association, trust or any other entity or organization.

“Qualifying Event” has the meaning accorded such term in Section 2.01(a).

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time.

“Subsidiary” of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

“Target Bonus Opportunity” means, for any given year, the amount set by the Board as the target bonus opportunity for the Executive.

“Term” has the meaning accorded such term in Section 1.01.

“Termination” means separation from service as an employee within the meaning of Section 409A.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement, to be effective as of the date and year first written above.

AMIS HOLDINGS, INC.

By:
Christine King
Chief Executive Officer

By:
[insert name and title]